Exhibit 99.1

PRESS RELEASE

Investors/Media:	Contact:
The Ruth Group	Symmetry Medical Inc.
Stephanie Carrington/Jason Rando	Andrew Miclot
646-536-7017/7025	Senior Vice President
scarrington@theruthgroup.com	Marketing, Sales & Business Development
jrando@theruthgroup.com	Investor Relations Officer
574-269-7390 ext. 1002

Symmetry Medical Reports Third Quarter 2006 Results

WARSAW, Ind., November 1, 2006 - Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopedic device industry, announced today financial results for the three-month and nine-month periods ended September 30, 2006.

The Company reported third quarter 2006 revenue of $60.7 million, a decrease of 9.7% from the third quarter of 2005. The Company’s third quarter revenue included $5.4 million from Riley Medical, which was acquired by the Company on May 1, 2006, and $0.6 million from Everest Metal, which was acquired on August 31, 2006.

Gross profit for the third quarter of 2006 was $13.6 million, a 30.9% decrease from gross profit of $19.7 million for the third quarter of 2005.  Gross margin for the third quarter 2006 was 22.5%, compared to a gross margin of 29.4% for the third quarter 2005. The lower gross margin rate was primarily a result of higher fixed costs from the Company’s 2005 expansion across its global facilities, as well as sales reductions, which were more pronounced in the higher margin products within each of the Company’s product segments. As a leader in the orthopedic outsourcing industry, the Company is sustaining its capacity and ability to meet a return to higher levels of activity. These fixed costs have had an adverse, short term effect on the Company’s gross margins.

Operating income for the third quarter of 2006 was $6.2 million, a 49.2% decrease from operating income of $12.3 million for the third quarter of 2005.  Operating margin for the third quarter 2006 was 10.3%, compared to an operating margin of 18.3% for the third quarter 2005.

Income before income taxes for the third quarter of 2006 was $3.8 million, a 64.6% decrease from income before income taxes of $10.8 million for the third quarter of 2005.  The Company’s third quarter 2006 income before income taxes was negatively impacted by a non-cash expense of $1.1 million due to the revaluation of an interest rate swap.

Net income for the third quarter 2006 was $3.0 million, or $0.09 per diluted share, compared to a net income of $8.2 million, or $0.24 per diluted share, for the third quarter

2005.  Excluding the non-cash expense for the revaluation of an interest rate swap, net income was $3.7 million or $0.11 per diluted share.

The weighted average number of diluted shares outstanding during the third quarter of 2006 was 35,171,000.

The Company reported revenue of $195.1 million for first nine months of 2006, a decrease of 3.0% from the same period of 2005. The Company’s nine-month revenue included $8.8 million from Riley Medical, which was acquired by the Company on May 1, 2006, and $0.6 million from Everest Metal, which was acquired on August 31, 2006.

Gross profit for the first nine months of 2006 was $50.9 million, a 16.0% decrease from gross profit of $60.6 million for the same period of 2005.  Gross margin for the first nine months of 2006 was 26.1%, compared to a gross margin of 30.1% for the same period of 2005. The lower gross margin rate was primarily a result of higher fixed costs from the Company’s 2005 expansion across its global facilities, as well as sales reductions, which were more pronounced in the higher margin products within each of the Company’s product segments.

Operating income for the first nine months of 2006 was $29.5 million, a 25.1% decrease from operating income of $39.4 million for the same period of 2005.  Operating margin for the first nine months of 2006 was 15.1%, compared to an operating margin of 19.6% for the same period of 2005.

Income before income taxes for the first nine months of 2006 was $27.4 million, a 22.7% decrease from income before income taxes of $35.4 million for the first nine months of 2005.  The 2006 income before income taxes includes a $1.2 million gain on the sale of surplus land adjacent to the Company’s Sheffield, UK facility and a non-cash expense of $1.2 million resulting from the revaluation of an interest rate swap.

Net income for the first nine months of 2006 was $19.0 million, or $0.54 per diluted share, compared to a net income of $24.5 million, or $0.71 per diluted share, for the same period of 2005.

The weighted average number of diluted shares outstanding during the first nine months of 2006 was 35,162,000.

Brian Moore, President and Chief Executive Officer, stated, “Our third quarter financial results were below our expectations and reflect slower growth throughout the orthopedic industry. Slower industry growth disproportionately impacts our customers’ demand on the supply chain. We expect a recovery in 2007, although it is difficult to determine its pace and scale at this time.”

Mr. Moore continued, “Our focus continues to be on staying close to our customers.  We also continue to strengthen our business through prudent investments and exploring acquisition opportunities.  We are particularly pleased with the expansion of our customer base with 80 new customers year to date bringing our total customer base to over 800.”

Financial Guidance

The following estimates regarding 2006 earnings guidance are based on current market conditions and foreign currency comparisons and are forward-looking.  Actual results may differ materially and we refer you to the statement on forward-looking statements that appears at the end of the release.

Based on the third quarter 2006 results, the Company is adjusting its full year 2006 financial guidance.  It now expects full year 2006 revenue to be in the range of $253 million to $260 million.  The Company expects full year 2006 earnings per diluted share in the range of $0.66 to $0.70.

Conference Call

Symmetry Medical will host a conference call at 8:00 a.m. EST on Thursday, November 2, 2006.  A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com.  The dial-in numbers are (866) 831-6291 for domestic callers and (617) 213-8860 for international callers. The reservation number for both is 12006750. After the live webcast, the call will remain available on Symmetry’s Web site through November 30, 2006. In addition, a telephonic replay of the call will be available until November 16, 2006. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use reservation code 25739287.

About Symmetry Medical Inc.

Symmetry Medical Inc. is an independent provider of implants and related instruments and cases to the orthopedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including dental, osteobiologic and endoscopy sectors and provides limited specialized products and services to non- healthcare markets, such as the aerospace market.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.’s business, which are not historical facts, may be “forward-looking statements” that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the “Risk Factors” and “Forward Looking Statements” sections in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company’s other filings with the SEC, which are available on the SEC’s Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Balance Sheets

	September 30,	December 31,
	2006	2005
	(In Thousands, Except Per Share Data)
	(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$9,616	$12,471
Accounts receivables, net	48,278	44,908
Inventories	44,867	38,783
Refundable income taxes	221	185
Deferred income taxes	2,345	1,867
Derivative valuation asset	—	414
Other current assets	2,893	4,032

Total current assets	108,220	102,660
Property and equipment, net	103,350	93,106
Derivative valuation asset	—	170
Goodwill	154,037	124,518
Intangible assets, net of accumulated amortization	33,574	16,327
Other assets	1,061	864

Total Assets	$400,242	$337,645

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$16,494	$18,983
Accrued wages and benefits	8,815	10,997
Derivative valuation liability	496	—
Other accrued expenses	3,105	2,696
Income tax payable	—	1,241
Deferred income taxes	112	—
Revolving line of credit	4,682	—
Current portion of capital lease obligations	2,846	3,239
Current portion of long-term debt	3,700	1,313

Total current liabilities	40,250	38,469
Deferred income taxes	11,743	11,139
Derivative valuation liability	600	—
Capital lease obligations, less current portion	6,196	8,532
Long-term debt, less current portion	60,500	26,250

Total Liabilities	119,289	84,390

Shareholders’ Equity:
Common Stock, $.0001 par value; 72,410 shares authorized; shares issued (September 30, 2006—35,100; December 31, 2005—34,704)	4	3
Additional paid-in capital	271,022	268,973
Retained earnings (deficit)	1,670	(17,378)
Accumulated other comprehensive income	8,257	1,657

Total Shareholders’ Equity	280,953	253,255

Total Liabilities and Shareholders’ Equity	$400,242	$337,645

Symmetry Medical Inc.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Data)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$60,740	$67,228	$195,113	$201,165
Cost of Revenue	47,093	47,486	144,239	140,593
Gross Profit	13,647	19,742	50,874	60,572
Selling, general, and administrative expenses	7,410	7,455	21,341	21,157
Operating Income	6,237	12,287	29,533	39,415
Other (income) expense:
Interest expense	1,350	635	2,936	2,347
Derivatives valuation (gain)/loss	1,273	(65)	1,680	(172)
Other	(203)	927	(2,482)	1,811
Income before income taxes	3,817	10,790	27,399	35,429
Income tax expense	826	2,567	8,351	10,922
Net income applicable to common shareholders	$2,991	$8,223	$19,048	$24,507
Net income (loss) applicable to common shareholders per share:
Basic	$0.09	$0.24	$0.55	$0.73
Diluted	$0.09	$0.24	$0.54	$0.71
Weighted average common shares and equivalent shares outstanding:
Basic	34,841	34,310	34,796	33,575
Diluted	35,171	34,987	35,162	34,526